Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION ANNOUNCES

PRICING OF $350,000,000 OF SENIOR NOTES

Wallingford, Connecticut, March 28, 2023. Amphenol Corporation (NYSE: APH) announced today the pricing of its offering of $350,000,000 aggregate principal amount of senior notes due 2026 (the “Notes”). The Notes will have an interest rate of 4.750% per annum. The closing of the offering is expected to occur on March 30, 2023, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering of the Notes to repay borrowings under its U.S. commercial paper program and for general corporate purposes.

BNP Paribas Securities Corp., BofA Securities, Inc. and J.P. Morgan Securities LLC are serving as the joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to the Company’s effective shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement describing the terms of this offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying prospectus for the offering may be obtained from BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322 and J.P. Morgan Securities LLC at 1-212-834-4533.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor will there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer, solicitation or sale of the Notes will be made only by means of the prospectus supplement and the accompanying prospectus.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Details regarding various significant risks and uncertainties that may affect our operating and financial performance can be found in the Company’s latest Annual Report on Form 10-K and the Company’s subsequent filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com